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                                                                  EXHIBIT 10.18


                           HORIZON HEALTH CORPORATION

                            BONUS PLAN -- FISCAL 2001




James W. McAtee:     Shall earn a bonus for fiscal 2001 from zero
                     (0%) to one hundred (100%) of fiscal 2001 base salary pro-rata based upon the company's audited net income results.


Ronald C. Drabik:    Shall earn a bonus for fiscal 2001 from zero
                     (0%) to forty (40%) of fiscal 2001 base salary pro-rata based upon the company's audited net income results.


The following bonuses will be earned starting at 80% of target achievement with pro-rata amounts due up to 100% of the target. The two contract management operators may have up to 50% of their bonus upon the achievement of specific contracts retained as set by the President and CEO of the Company.

Linda Laitner:       Up to fifty-five percent (55%) of average base
                     salary for fiscal year 2001 based upon the achievement of operating cash flow targets consistent with fiscal 2001 budgets.

David Tingue:        Up to fifty percent (50%) of average base salary
                     for fiscal year 2001 based upon the achievement of operating cash flow targets consistent with fiscal 2001 budgets.

Frank Baumann:       Up to sixty percent (60%) of average base salary
                     for fiscal year 2001 based upon achieving a combination of operating cash flow targets and contract retention.

Dave White:          Up to sixty percent (60%) of average base salary for
                     fiscal year 2001 based upon achieving a combination of operating cash flow targets and contract retention.